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                                                                   Exhibit 10.49


                AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

        AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT, dated as of February __, 1999 (this "Amendment") to that certain Securities Purchase Agreement dated as of August 7, 1998 (the "Purchase Agreement") between ALPHA MICROSYSTEMS, a California corporation (the "Company"), and ING EQUITY PARTNERS II, L.P., a Delaware limited partnership (the "Purchaser"), is made by and between the Company and the Purchaser.

        WHEREAS, in order to satisfy the requirements of the Nasdaq Stock Market for continued listing of the Company's Common Stock on the Nasdaq National Market, the Company and the Purchaser have agreed to exchange the Class A Preferred Stock and Class B Preferred Stock issued to the Purchaser pursuant to the terms of the Purchase Agreement for shares of new series of Preferred Stock designated as Class A1 Preferred Stock, Class A2 Preferred Stock and Class B1 Preferred Stock, in each case having the rights, preferences, privileges and restrictions set forth in the Certificate of Determination of Rights and Preferences attached hereto as Exhibit A (the "New Certificate of Determination");

        WHEREAS, the Company has requested that the Purchaser agree to the amendment of the Purchase Agreement in order for the Company to accommodate the actions required by the listing requirements of the Nasdaq Stock Market and to provide for the issuance of Class C1 Preferred Stock at the Second Closing, and both the Company and the Purchaser mutually desire to maintain the listing of the Company's Common Stock on the Nasdaq National Market and are willing to enter into this Amendment to provide such accommodation; and

        NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Company and the Purchaser hereby agree as follows:

I. SECTION Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement or, if not defined therein, in the New Certificate of Determination.

I. SECTION Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as of date hereof as follows:

A.      Section 1.1 is amended to add the following definitions:

                "Class A1 Preferred Stock" means the Class A1 Cumulative, Redeemable and Exchangeable Preferred Stock, no par value, of the Company.


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                "Class A2 Preferred Stock" means the Class A2 Cumulative,
        Redeemable and Exchangeable Preferred Stock, no par value, of the Company.

                "Class B1 Preferred Stock" means the Class B1 Cumulative, Redeemable and Exchangeable Preferred Stock, no par value, of the Company.

                "Class C1 Preferred Stock" means the Class C Cumulative, Redeemable and Exchangeable Preferred Stock, no par value, of the Company.

                "Class D Preferred Stock" means the Class D Cumulative, Redeemable and Exchangeable Preferred Stock, no par value, of the Company.

A. Section 1.1 is further amended to amend and restate the following definition:

                "Preferred Stock" means, collectively, the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, any Voting Preferred Stock, the Class A1 Preferred Stock, the Class A2 Preferred Stock, the Class B1 Preferred Stock, the Class C1 Preferred Stock and the Class D Preferred Stock.

A.      Section 1.3 is amended and restated in its entirety as follows:

                1.3 Purchase and Sale of the Preferred Stock. At the First Closing, subject to the terms and conditions set forth herein, the Company will sell, and the Investor will purchase, 8,000 shares of the Class A Preferred Stock at a price of $1,000 per share and one (1) share of Voting Preferred Stock at a price of $100 per share. At the Second Closing, subject to the terms and conditions set forth herein, the Company will sell, and the Investor will purchase, 7,000 shares of the Class B Preferred Stock at a price of $1,000 per share. At the Third Closing, subject to the terms and conditions set forth herein, the Company will sell, and the Investor will purchase, up to 5,000 shares of Class C1 Preferred Stock at a price of $1,000 per share.

A.      Section 2.2(c) is amended and restated in its entirety as follows:

                (c) The proceeds received by the Company from the sale of the Class C1 Preferred Stock to the Investor shall be used by the Company solely for the Company's acquisition of information technology service companies on terms and conditions which are reasonably acceptable to the Investor.


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A.      The first sentence of Section 5.4 is amended and restated in its entirety as follows:

                5.4 Third Closing. The obligation of the Investor to purchase and pay for the Class C1 Preferred Stock is subject to the satisfaction of the following conditions precedent (unless waived by the Investor).

A.      Section 5.4(a) is amended and restated in its entirety as follows:

                (a) Issuance of Securities. The Company shall have duly issued and delivered to the Investors certificates evidencing the Class C1 Preferred Stock being purchased by the Investor at the Third Closing and the Third Closing Warrants.

A. A new Exhibit A-1 in the form of the New Certificate of Determination is added to the Purchase Agreement.

I. SECTION No Implied Amendments. Except as herein amended, the Purchase Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

I. SECTION Costs and Expenses. The Company confirms the Company's agreement to pay all reasonable fees, expenses and costs of Equity Partners for the negotiation, preparation, execution and delivery of this Amendment and amendments, as necessary, to the other Purchase Documents, in connection with this Amendment (including the reasonable fees, expenses and disbursements of Equity Partners' counsel) all as provided for in Section 8.1 of the Purchase Agreement.

I. SECTION Effective Date. This Amendment shall be effective immediately following the effectiveness of the New Certificate of Determination.

I. SECTION Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the Company and the Purchaser and be deemed to be an original and all of which shall constitute together but one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above-written.


ALPHA MICROSYSTEMS


By:
     Name: Douglas J. Tullio
     Title:   President and Chief Executive Officer



                                    ING EQUITY PARTNERS II, L.P.

                                    By: LEXINGTON EQUITY PARTNERS II, L.P.,
                                        its General Partner


                                    By: LEXINGTON EQUITY PARTNERS, INC.,
                                        Its General Partner



                                        By:
                                            Name: Benjamin P. Giess
                                            Title:  Authorized Signatory